EXHIBIT 99

                      BION ENVIRONMENTAL TECHNOLOGIES, INC.



FOR IMMEDIATE RELEASE
Monday, Jan. 11, 2010

Clean-tech innovator says livestock waste can be Bay-area farmers' opportunity, instead of leading source of pollution

Saving the Bay requires a new approach to address a huge gap between the pollution caused by livestock waste and the dollars available to treat it.

So says a company that takes a high-tech approach to handling the huge volumes of nutrient waste from the region's livestock - presently the leading source of pollution in the Chesapeake Bay partly because it is so spread out.

"Nitrogen pollution from livestock waste is the Bay's biggest challenge. But we've found ways to transform that challenge into economic opportunities for livestock producers," said Jeremy Rowland of Bion Environmental Technologies (OTC BB: BNET), a livestock waste treatment technology company with a successful commercial-scale demonstration project completed in Texas, and projects under development in Pennsylvania and New York.

Bion's vision for consolidating the manure from Bay-area farms and treating its nutrients before they volatilize in large quantities to the atmosphere as ammonia can be seen in comments Bion filed Jan. 7 with the Federal Leadership Committee on the Chesapeake Bay. The Committee was created by presidential order last May.

Bion commented in support of interstate trading and regional livestock waste treatment facilities that can address the ammonia problem that present environmental regulations do not even touch.

Byproducts from such treatment facilities will include bioenergy and organic fertilizers that put the livestock nutrients to good use rather than allowing them to enter the Bay. In addition, these treatment facilities will reduce odor, flies, pathogens, phosphorous, and particulates, all of which impact the local community's environment and the public health.

"The small livestock farms need to be part of the solution," Rowland said. "They have experienced extremely difficult economic times during the past five years, and they understand that the status quo is not working economically for them. Small livestock farms need to restructure to meet both present and future environmental and economic challenges, and that will require financial transition assistance."

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Bion: Bay-area waste can be livestock farmer's opportunity
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Rowland said livestock agriculture is the "low hanging fruit" because regional livestock waste treatment facilities based on currently available technologies like Bion has developed would cost 30-80% less per pound of nitrogen reduced than it would cost to address point source releases (like municipal wastewater plants) or to deal with the nitrogen once it enters storm water. The huge financial savings could be used to provide transition funds to enable livestock farmers to meet their environmental and economic challenges, and in return provide the taxpayer with the most cost effective long-term environmental solution.

Bion's comments suggest that federal policymakers have a long way to go to turn loose the private market forces that can transform farm pollution. "You've got a policy that is not focused on what needs to be done, which is to enable the livestock farmers to reduce their environmental impacts while maintaining their economic viability," said Craig Scott, Bion's Vice President for Capital Markets and Investor Relations. "This is not going to be done just by government regulation, or technology alone. You need a framework of flexible policies built on current science-based metrics to produce cost-effective results - with no environmental backsliding - rather than an agenda for preserving the status quo at any cost."

"Essentially the government has to get the policies right, including verifiable performance-based incentives, and then let the marketplace determine the solutions that produce the desired result," Scott said.

Among Bion's comments, dated Jan. 8, 2010, on the federal committee's Draft Strategy for Protecting and Restoring the Chesapeake Bay, are the following:

* Ammonia is the leading contributor to nitrogen in the Bay yet is not accurately accounted for and remains unregulated: "Nitrogen emitted by livestock manure ammonia from Pennsylvania's Susquehanna River watershed dairy, cattle, and layers is greater than any other individual source of nitrogen to the Chesapeake Bay watershed... [yet] Federal and state regulatory agencies, including the EPA, currently lack the authority to regulate air emissions from livestock. As a result, regulatory agencies focus their efforts to reduce excess nitrogen loadings to the CB watershed on sources they can regulate rather than necessarily on those that contribute the greatest nutrient load."

* The resulting pollution is costly and represents an enormous lost opportunity: "The annual release of nitrogen in the form of ammonia from dairy, swine and poultry livestock within the Susquehanna Watershed of Pennsylvania [is estimated by USDA] at 100-140 million pounds... The combined capital and operating cost of reducing nitrogen delivered load from livestock waste once it has escaped into the environment is 3 to 10 times greater than when treated at scale at its agricultural source [as Bion would do]."

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Bion: Bay-area waste can be livestock farmer's opportunity
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*  Bion's unique technology turns ammonia into a resource: "Its unique technology platform enables Bion to reduce nutrient loss from livestock operations (including significant reductions in airborne ammonia) while also reducing greenhouse gas emissions, odor, pathogens and endocrine disrupting compounds. Bion's technology also generates renewable energy from captured cellulose in the waste stream."

Bion claims that municipalities, livestock farmers, and taxpayers can all benefit financially if ammonia is correctly factored into the federal plan for saving the Bay. Such a plan could then become a national success story and a model for other watersheds including the Mississippi River basin.

The full text of Bion's comments on the Bay strategy is posted at http://biontech.com/news/docs/Bion-Response-CB-DS.pdf

For interviews with Jeremy Rowland, Chief Operating Officer of Bion Services Group and an expert in renewable energy who was formerly with the URS Corp., and Craig Scott, Bion Environmental Technology's Vice President for Capital Markets and Investor Relations, please contact Peter Kelley at peter@renewcomm.com, 301-887-1060 x115.

Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion's patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, and pathogens. Bion recovers cellulosic biomass from the waste stream to produce renewable energy. Bion is publicly traded: OTC BB: BNET.